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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Central Parking Corporation:


We consent to the incorporation by reference in the registration statements (No. 33-98118) on Form S-8 of Central Parking Corporation of our report dated June 23, 2000, with respect to the statements of net assets of the Central Parking Corporation 1996 Employee Stock Purchase Plan as of March 31, 2000 and 1999, and the related statements of changes in net assets for the three-year period ended March 31, 2000, which report appears in the Form 11-K of Central Parking Corporation.


KPMG LLP


Nashville, Tennessee
June 29, 2000